Exhibit 99.2

Max Re Capital Ltd. Announces New Director

Hamilton, Bermuda, July 30, 2004, Max Re Capital Ltd. (NASDAQ: MXRE) (BSX: MXRE BH) today announced the appointment of Mr. Peter A. Minton to its Board of Directors.

Mr. Minton serves as Executive Vice President and Chief Risk Officer of the Company’s principal operating subsidiary, Max Re Ltd. From 1999 to 2000, Peter served as Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, he served as a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Peter held the position of Principal and Head of Fixed Income Strategy at Morgan, Stanley & Company. From 1984 to 1991, he served as Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Peter served as a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Europe Limited, offers customized risk financing solutions to property and casualty insurers, life insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigations Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For future information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes	N. James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441-296-8800
keithh@maxre.bm	jimt@maxre.bm